Exhibit 35.2

SERVICER COMPLIANCE STATEMENT

Discover Products Inc.

Discover Card Master Trust I

The undersigned, a duly authorized representative of Discover Products Inc. (“DPI”), hereby certifies that:

(a)

A review of the activities of DPI during the year ended December 31, 2018 and of its performance under the Amended and Restated Master Services Agreement, among Discover Financial Services, Discover Bank, DPI and other affiliated entities thereto, dated as of July 15, 2015, as supplemented by the Third Amended and Restated Services Addendum, between DPI and Discover Bank, dated as of January 1, 2015 and the First Amendment to Third Amended and Restated Services Addendum, between DPI and Discover Bank, dated as of July 16, 2018 (collectively, the “Agreement”) was made under my supervision.

(b)	To the best of my knowledge, based on such review, DPI has fulfilled all of its obligations in all material respects under the Agreement throughout the year ended December 31, 2018.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 21st day of March 2019.

By:	/s/ Roger C. Hochschild
Roger C. Hochschild, President

Discover Products Inc. Servicing Party of Discover Card Master Trust I